Exhibit 99.1

Contact:

Investor inquiries: Michael Boennighausen Chief Financial Officer 650-614-4100	Media inquiries: BCC Partners Karen L. Bergman 650-575-1509

For Immediate Release

Conor Medsystems Announces Third Quarter 2005 Financial Results

Menlo Park, California, November 3, 2005 – Conor Medsystems, Inc. (Nasdaq: CONR) today announced results of operations for the quarter ended September 30, 2005.

Conor reported a net loss for the third quarter of 2005 of $14.6 million, compared to a net loss of $6.9 million for the same period last year. The net loss attributable to common stockholders was $14.6 million, or $0.44 per share, in the third quarter of 2005, compared to $31.2 million, or $8.22 per share, in the third quarter of 2004. For the nine months ended September 30, 2005, Conor reported a net loss of $38.1 million, compared to $15.8 million for the same period last year. As of September 30, 2005, Conor had cash and cash equivalents of $97.1 million.

Revenues from product sales were $1.0 million for the third quarter of 2005. Product sales during the third quarter of 2005 were the result of shipments of Conor’s CoStar™ cobalt chromium paclitaxel-eluting stent for sale in certain non-CE Mark requiring countries in Asia and Latin America. Cost of sales was $2.3 million for the third quarter of 2005.

Research and development expenses increased to $7.7 million in the third quarter of 2005 from $4.6 million in the third quarter of the prior year, primarily due to higher expenditures for Conor’s clinical trials and increased payroll expenses. General and administrative expenses increased to $6.4 million in the third quarter of 2005 from $2.4 million in the same period last year, primarily relating to increased expenses for professional services and higher payroll and non-cash stock-based compensation expenses. Research and development expenses for the nine months ended September 30, 2005 totaled $21.8 million, compared to $11.9 million for the same period in 2004. General and administrative expenses for the nine months ended September 30, 2005 totaled $16.5 million, compared to $4.1 million for the same period in 2004.

“The first half of this year was an especially productive one for us, and that trend continued into the third quarter,” commented Frank Litvack, M.D., Conor’s Chairman and CEO. “During the third quarter, we continued to make progress in achieving our commercialization objectives with our lead product candidate, the CoStar cobalt chromium paclitaxel-eluting stent.”

Conference Call and Webcast Information

Frank Litvack, M.D., Chairman and Chief Executive Officer, Michael Boennighausen, Chief Financial Officer, and members of the Conor Medsystems executive management team will host a conference call at 5:00 p.m. Eastern Time today to discuss financial results, operations and accomplishments in the quarter, as well as upcoming milestones.

To access the live audio broadcast or the subsequent archived recording, visit the webcast section of Conor’s website located at www.conormed.com. Please log on to Conor’s website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com. The dial-in number for the conference call is 866-202-4367 in the U.S., 617-213-8845 outside the U.S., and the participant passcode is 23423985.

About Conor Medsystems

Conor Medsystems, Inc. develops innovative controlled vascular drug delivery technologies and has initially focused on the development of drug-eluting stents to treat coronary artery disease. For further information about Conor and controlled vascular delivery, visit www.conormed.com.

CoStar™ is not available for sale in the U.S. CoStar is an investigational device limited by federal law to investigational use.

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Conor Medsystems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Product sales	$1,045	$—	$1369	$—

Total revenue	1,045	—	1,369	—
Cost of sales	2,303	—	3,144	—

Gross profit	(1,258)	—	(1,775)	—

Operating expenses:
Research and development (1)	7,722	4,620	21,828	11,877
General and administrative (1)	6,375	2,383	16,544	4,101

Total operating expenses	14,097	7,003	38,372	15,978

Loss from operations	(15,355)	(7,003)	(40,147)	(15,978)

Interest income	841	121	2,309	215
Other expense	(49)	(2)	(297)	—

Net loss	(14,563)	(6,884)	(38,135)	(15,763)

Accretion to redemption value of redeemable convertible preferred stock	—	(833)	—	(2,434)
Deemed dividend upon issuance of Series E convertible preferred stock	—	(23,435)	—	(23,435)

Net loss attributable to common stockholders	$(14,563)	$(31,152)	$(38,135)	$(41,632)

Basic and diluted net loss per share attributable to common stockholders	$(0.44)	$(8.22)	$(1.16)	$(11.29)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	33,170	3,789	32,903	3,687

(1) Includes non-cash stock-based compensation expense as follows:
Research and development	$1,536	$578	$3,820	$931
General and administration	1,756	1,501	5,317	1,868

Total	$3,292	$2,079	$9,137	$2,799

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	Sept. 30, 2005	Dec. 31, 2004
Cash and cash equivalents	$97,142	$117,676
Working capital	91,628	114,521
Total assets	105,943	120,889

Long-term liabilities	172	251
Accumulated deficit	(82,646)	(44,511)
Total stockholders’ equity	96,605	116,391